Exhibit 10.86

Annual Cash Compensation for Non-Employee Directors

Effective August 1, 2009 the annual cash compensation for non-employee directors of Silicon Graphics International Corp. was amended to be as follows:

Annual Retainer for Board Members:	$45,000

Annual Retainer for Committee Positions:
Audit Committee Chairperson:	$24,000
Other Audit Committee members:	$10,000
Compensation Committee Chairperson:	$15,000
Other Compensation Committee members:	$8,000
Nominating Committee Chairperson:	$10,000
Other Nominating Committee members:	$5,000
Strategic Planning Committee Chairperson:	$4,000
Other Strategic Planning Committee members:	$2,000
Annual Retainer for Non-Employee Chairman of the Board:	$25,000

All retainer payments will be paid quarterly in arrears, pro-rated for any partial quarters served.